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                                                     Exhibit 99(i)-Press Release

                                                         David H. Gonci
                                                         Senior Vice President/
                                                         Chief Financial Officer

Vernon, CT - July 1, 1999



                   ALLIANCE ISSUES TRUST PREFERRED SECURITIES



         Alliance Bancorp of New England, Inc. announced today that it has issued $3.5 million in 9.40% cumulative trust preferred securities through its wholly owned Delaware Business Trust, Alliance Capital Trust I. The securities were issued in a private placement to certain qualified institutional buyers and accredited investors.

         Alliance President Joseph H. Rossi stated that "issuance of the trust preferred securities will enable Alliance to continue to pursue its strategy of measured growth as well as position us to respond to other opportunities which may arise in our market."

         Alliance also issued a corresponding amount of subordinated debentures to Alliance Capital Trust I which will be used to pay interest on the trust's preferred stock. Alliance invested the majority of the proceeds into common stock of Tolland Bank, its bank subsidiary. All of the proceeds qualify as Tier One capital under regulatory guidelines.

         The transaction closed on June 30, 1999.


         Alliance Bancorp of New England, Inc. (AMEX: ANE) is a bank holding company for Tolland Bank, a Connecticut-chartered bank serving the markets of central and eastern Connecticut.

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